Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES SENIOR MANAGEMENT CHANGES

WALLA WALLA, WA - - Key Technology, Inc. (NASDAQ/NMS: KTEC) announced today that Ronald W. Burgess has been appointed to the position of Senior Vice President and Chief Financial Officer, replacing Phyllis Best who will leave the company in late March to pursue other career opportunities. The Company also announced that Craig T. J. Miller has been appointed to the position of Senior Vice President and General Manager of the Worldwide Aftermarket.

Burgess most recently served as Vice President Finance and Chief Financial Officer for Roseburg Forest Products, one of the largest privately-held forest products companies in the U.S. He previously served as the Corporate Controller for the company. Prior to joining Roseburg in 1998, Burgess spent twenty years working for Harris Corporation in various senior financial management positions. Burgess received a BS degree in accounting from Bentley College and an MBA from Stetson University.

Miller has an extensive background in international business in both large and small companies and most recently served as the President and CEO of Solance Technologies, which develops control and automation software for electronic instruments. Prior to founding Solance, Miller worked for sixteen years at Fluke Corporation in Everett, Washington, where he served in a number of senior management positions including Vice President of Sales and Marketing. Prior to joining Fluke, he worked at Tektronix, where he held various sales and marketing positions. Miller is a graduate of the University of Oregon and holds an MBA from Portland State University.

In commenting on the appointments, Kirk Morton, President and CEO of Key Technology, said, “We are excited about the quality we have added to our management team. I am confident that Ron’s solid background, extensive experience with large companies, and disciplined approach to financial management will benefit Key greatly as we implement a strategy of solid growth for the Company. We are very pleased to have Ron join our team. The appointment of Craig is indicative of the strategic importance to Key of growing and developing our parts, upgrades, and service business. It is a commitment on our part that is very much in keeping with our strategic initiative to invest in and grow the aftermarket business, and we think Craig will be a strong leader.”

In other management news, Key announced that Gordon Wicher has been named as Senior Vice President and General Manager, Americas and Asia. Wicher has been with Key since 1980 and most recently served as Vice President of Operations. He will have responsibility for all business activities in the Americas and Asia geographies.

The Company also announced it is engaged in the search for a new vice president of sales and marketing to replace Rodney Larson who has resigned to pursue other interests. Larson joined Key following its acquisition of SRC Vision in 2000.

About Key Technology, Inc.
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet

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CONTACT:	Key Technology, Inc., Walla Walla
Kirk Morton, President and Chief Executive Officer - 509-529-2161